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                       Final -- 12/23/99 -- EST--Confidential

Contact: Tom Crane                                          Ed Schwartz
         Honeywell                                          Pittway Corporation
         (973) 455-4732                                     (312) 831-4136

                          Honeywell Commences Tender Offer For
                        Pittway Corporation At $45.50 Per Share

     MORRIS TOWNSHIP, New Jersey and CHICAGO, Illinois, December 23, 1999 -- Honeywell [NYSE: HON] and Pittway Corporation [NYSE: PRY and PRY.A] said today that Honeywell is commencing its previously announced tender offer to acquire all of the approximately 43 million outstanding shares of Pittway Common Stock and Class A Stock at $45.50 per share.

     The tender offer, which is being made pursuant to an Agreement and Plan of Merger dated as of Monday, December 20, 1999, is scheduled to expire at 12:00 midnight, New York City time, on Thursday, February 3, 2000, unless extended. Following the consummation of the tender offer, Honeywell intends to complete a merger to acquire all of the remaining shares of Pittway's Common Stock and Class A Stock not tendered in the offer.

     The acquisition is subject to regulatory approval, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and the acquisition by Honeywell of shares of Pittway representing two-thirds of Pittway's outstanding shares and two-thirds of the outstanding votes, as well as other customary conditions.


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     This news release does not constitute an offer to purchase any securities, nor solicitation of a proxy, consent or authorization for or with respect to a meeting of the shareowners of Honeywell or Pittway or any action in lieu of a meeting. Any solicitations will be made only pursuant to separate materials in compliance with the requirements of applicable federal and state securities laws.

     The Bank of New York is acting as depository for the tender offer and Georgeson Shareholder Communications Inc. is acting as information agent. Lehman Brothers Inc. is acting as Dealer/Manager for the tender offer.

     Pittway, headquartered in Chicago, Illinois, is one of the world's leading manufacturers and distributors of security and fire systems and other low-voltage products for homes and buildings. Its systems and products are marketed globally under the Ademco, Notifier, System Sensor, ADI, Northern Computers and other popular brand names.

     Honeywell Home and Building Control, a US$3.4-billion unit of Honeywell, provides products and services to create efficient, safe, comfortable environments. The business unit offers controls for heating, ventilation, humidification and air-conditioning equipment; security and fire alarm systems; home automation systems; energy-efficient lighting controls; and building management systems and services.

     Honeywell is a US$24-billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; power generation systems; specialty chemicals; fibers; plastics; and electronic and advanced materials. The company employs approximately 120,000 people in 95 countries. Honeywell is traded on the New York Stock Exchange under the symbol HON, as well as on the London, Chicago and Pacific stock exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor's 500 Index. Additional information on the company is available on the Internet at www.honeywell.com.


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 This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts.

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